PROSPECTUS Dated June 11, 2002                     Pricing Supplement No. 65 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-83616
Dated June 12, 2002                                         Dated July 17, 2003
                                                                 Rule 424(b)(3)

                                 Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                  Euro Fixed Rate Senior Bearer Notes Due 2008
                             ----------------------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series D (Euro Fixed Rate Senior Bearer Notes Due 2008) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     Application will be made for the notes to be admitted to the Official List of the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) and to trading on the London Stock Exchange plc.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:                   Euro 50,000,000

Maturity Date:                      March 14, 2008

Settlement Date
   (Original Issue Date):           July 24, 2003

Interest Accrual Date:              July 24, 2003

Issue Price:                        91.093%

Specified Currency:                 Euro

Interest Payment Dates:             Each March 14, commencing
                                    March 14, 2004. There will be
                                    a short first coupon for the
                                    period from, and including,
                                    July 24, 2003 to, but excluding,
                                    March 14, 2004.

Interest Payment Period:            Annual

Interest Rate:                      1.5% per annum (calculated on
                                    an actual/actual day count
                                    basis)
Redemption Percentage
   at Maturity:                     100%

Initial Redemption
   Percentage:                      N/A

Annual Redemption
   Percentage Reduction:            N/A

Optional Repayment
   Date(s):                         N/A

Business Days:                      TARGET, London and New
                                    York

Denomination:                       Euro 1,000

Common Code:                        017333496

ISIN:                               XS0173334961

Other Provisions:                   None


     Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY